SUPPLEMENT TO ADMINISTRATION AGREEMENT

                                                      Date: November 4, 1996


         Endeavor Investment Advisers, a California general partnership (the "Company"), hereby supplements its agreement with First Data Investors Services Group, Inc., a Massachusetts corporation ("FDISG"), as follows:

         1. Appointment. Pursuant to Section 1 of the Administration Agreement dated as of March 28, 1991 ( the "Agreement"), the Company and FDISG hereby agree that the OPPORTUNITY VALUE PORTFOLIO AND ENHANCED INDEX PORTFOLIO, two new series of the Endeavor Series Trust (the "Trust"), created and designated in accordance with the Trust's Agreement and Declaration of Trust, shall be considered "Series" of the Trust under the terms of the Agreement.

         2. Compensation. The Company shall compensate FDISG for its services rendered to the Company in accordance with Amendment No. 3 to the Agreement dated as of July 1, 1996.

         Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to the items specified in Schedule A to the Agreement, which Schedule may be modified by FDISG upon not less than thirty days' prior written notice to the Company.

         IN WITNESS WHEREOF, the parties here to have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                           ENDEAVOR INVESTMENT
                                           ADVISERS
                                           By:  Endeavor Management Co.,
                                           Managing General Partner


                                           /s/ Vincent J. McGuinness

                                           Title: Chairman and CEO


                                           FIRST DATA INVESTOR SERVICES
                                           GROUP, INC.


                                           /s/ Vincent Fabiani

                                           Title

                                           ENDEAVOR SERIES TRUST


                                           /s/ James R. McInnis

                                           Title: President



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                                    EXHIBIT A

                                Out-of-Pocket Expenses
                               Administration Agreement

I.  Out-of-pocket expenses include, but are not limited to, the following:


         Postage (including overnight covering services) Telephone Telecommunications charges (including FAX) Duplicating Pricing services Forms and supplies
         Travel (including all expenses incurred in meeting with representatives or Trustees of the Trust outside the City of Boston, Massachusetts)





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